Exhibit 99.1

SiriusXM Reports Second Quarter 2017 Results

•	Net Self-Pay Subscribers Grow 466,000; Total Subscribers Exceed 32 Million

•	Second Quarter Revenue Climbs 9% to $1.3 Billion

•	Quarterly Net Income Rises 16% to $202 Million

•	Adjusted EBITDA Grows 12% to a Quarterly Record of $522 Million

•	Quarterly Operating Cash Flow Rises 12% to $483 Million; Free Cash Flow Grows 6% to $417 Million

•	Company Increases Full-Year Guidance for Self-Pay Net Additions, Revenue, and Adjusted EBITDA

NEW YORK – July 27, 2017 – SiriusXM today announced second quarter 2017 operating and financial results, including record revenue of $1.3 billion, up 9% versus the prior year period.

Net income totaled $202 million in the second quarter 2017, up 16% from $175 million in the second quarter 2016. Net income per diluted common share grew 22% to $0.043 in the second quarter 2017, compared to $0.035 in the second quarter 2016. Adjusted EBITDA grew 12% in the second quarter 2017 to a record $522 million, compared to $468 million in the second quarter of 2016. Operating cash flow in the second quarter 2017 increased 12% to $483 million, compared to $432 million in the second quarter 2016. Free cash flow in the second quarter 2017 grew 6% to $417 million, compared to $395 million in the second quarter 2016.

“In the second quarter, SiriusXM continued its strong track record of execution, and demand for our premium content bundle pushed our listener base to an all-time high of more than 32 million paying subscribers. We are pleased to raise our full-year guidance for net self-pay subscriber additions, revenue, and adjusted EBITDA. We also made tremendous progress on strategic initiatives in the second quarter with the closing of our recapitalization of SiriusXM Canada, our acquisition of Automatic Labs, and our agreement to acquire a minority stake in Pandora Media,” said Jim Meyer, Chief Executive Officer, SiriusXM.

“Our mission and passion is to deliver to millions of subscribers nationwide the best content anywhere in an easy, accessible way. We were thrilled to launch The Beatles Channel, the first official full-time radio channel featuring the band and its individual members, and listeners love it. You can now listen to The Beatles and our channels by simply asking your Amazon Alexa device to play SiriusXM. And we continue to award lucky subscribers with exclusive, SiriusXM-only live shows such as last week's critically acclaimed Guns N' Roses performance at the Apollo Theater,” added Meyer.

SECOND QUARTER 2017 HIGHLIGHTS

•
SiriusXM Reaches 32 Million Subscribers. The company added 466,000 net new self-pay subscribers in the second quarter 2017 to end with nearly 26.7 million self-pay subscribers. Total net additions in the quarter were 445,000, after giving effect to the decline of approximately 20,000 paid promotional subscribers. The company ended the quarter with approximately 32.0 million total subscribers.

•
Strong Quarterly Revenue and ARPU. Second quarter revenue climbed 9% to a record $1.3 billion. The growth was driven by a 5% increase in subscribers and a 3% increase in average revenue per user (ARPU) to $13.22, a record high.

•
Record Adjusted EBITDA. Adjusted EBITDA in the second quarter of 2017 reached a record $522 million, up 12% from $468 million in the second quarter of 2016. Adjusted EBITDA margin was 38.7% in the second quarter of 2017, a 90 basis point increase from 37.8% in the second quarter 2016.

•
Free Cash Flow of $417 Million. Free cash flow for the second quarter 2017 totaled $417 million, up 6% from $395 million in the second quarter 2016. Operating cash flow for the second quarter 2017 totaled $483 million, up 12% from the second quarter 2016.

“In the second quarter, we deployed nearly $1.25 billion of capital in stockholder returns and strategic investments. We spent $477 million to repurchase 94 million shares of our common stock. We also returned $47 million in cash to our stockholders in the form of dividends in the quarter, bringing total capital returned to stockholders to $524 million in the second quarter. During the second quarter, we invested $280 million to complete the acquisition of Automatic Labs and phase one of our Pandora investment. Additionally, we invested $440 million in debt and equity securities of SiriusXM Canada in connection with the recapitalization of that company," noted David Frear, Chief Financial Officer, SiriusXM.

"In July, we closed on $2 billion of debt issuances at very attractive rates and used the proceeds to call existing notes and pay down our revolving credit line. Pro forma for these transactions, our debt to adjusted EBITDA was just 3.2 times at June 30, 2017, and we had cash and undrawn revolver capacity exceeding $1.6 billion," added Frear.

2017 GUIDANCE

The company increased its 2017 year-end guidance for self-pay net subscriber additions, revenue, and adjusted EBITDA. SiriusXM's guidance for 2017 free cash flow remains unchanged. The company’s complete full-year 2017 guidance is as follows:

•	Self-pay net subscriber additions of approximately 1.4 million,

•	Revenue of approximately $5.375 billion,

•	Adjusted EBITDA of approximately $2.05 billion, and

•	Free cash flow of approximately $1.5 billion.

CAPITAL RETURN PROGRAM

Shares of common stock may be purchased from time to time on the open market, pursuant to pre-set trading plans meeting the requirements of Rule 10b5-1 under the Exchange Act of 1934, as amended, in privately negotiated transactions, including in accelerated stock repurchase transactions and transactions with Liberty Media and its affiliates, or otherwise. The company expects to fund the additional repurchases through a combination of cash on hand, cash generated by operations and future borrowings. The size and timing of these purchases will be based on a number of factors, including price and business and market conditions.

Our dividend policy may change at any time without notice to our stockholders. The declaration and payment of dividends is at the discretion of our Board of Directors in accordance with applicable law after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, limitations imposed by our indebtedness, legal requirements and other factors that our Board of Directors deems relevant.

SECOND QUARTER 2017 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands, except per share data)	2017	2016	2017	2016
Revenue:
Subscriber revenue	$1,111,011	$1,033,284	$2,189,268	$2,042,966
Advertising revenue	40,178	33,521	76,194	65,062
Equipment revenue	29,674	27,858	59,332	54,979
Other revenue	166,706	140,903	316,841	273,569
Total revenue	1,347,569	1,235,566	2,641,635	2,436,576
Operating expenses:
Cost of services:
Revenue share and royalties	292,893	264,385	570,193	516,129
Programming and content	96,255	83,645	191,799	168,745
Customer service and billing	95,324	93,712	192,099	190,579
Satellite and transmission	19,603	34,847	40,179	58,385
Cost of equipment	9,371	9,728	16,283	19,507
Subscriber acquisition costs	125,154	128,956	252,642	261,405
Sales and marketing	106,707	91,358	203,616	180,084
Engineering, design and development	27,783	18,893	51,600	38,334
General and administrative	84,607	81,178	162,808	158,683
Depreciation and amortization	73,519	66,708	150,223	134,335
Total operating expenses	931,216	873,410	1,831,442	1,726,186
Income from operations	416,353	362,156	810,193	710,390
Other income (expense):
Interest expense	(82,794)	(83,396)	(164,451)	(161,796)
Other (expense) income	(11,937)	2,515	(3,074)	13,363
Total other expense	(94,731)	(80,881)	(167,525)	(148,433)
Income before income taxes	321,622	281,275	642,668	561,957
Income tax expense	(119,513)	(106,310)	(233,486)	(214,552)
Net income	$202,109	$174,965	$409,182	$347,405
Foreign currency translation adjustment, net of tax	2,763	(15)	2,746	434
Total comprehensive income	$204,872	$174,950	$411,928	$347,839
Net income per common share:
Basic	$0.04	$0.04	$0.09	$0.07
Diluted	$0.04	$0.04	$0.09	$0.07
Weighted average common shares outstanding:
Basic	4,652,426	4,938,820	4,681,223	5,002,070
Diluted	4,735,592	4,988,247	4,759,741	5,049,571
Dividends declared per common share	$0.01	$—	$0.02	$—

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)	June 30, 2017	December 31, 2016
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$42,738	$213,939
Receivables, net	234,352	223,029
Inventory, net	19,581	20,363
Related party current assets	12,085	6,170
Prepaid expenses and other current assets	186,481	179,148
Total current assets	495,237	642,649
Property and equipment, net	1,410,265	1,398,693
Intangible assets, net	2,536,675	2,544,801
Goodwill	2,290,240	2,205,107
Related party long-term assets	449,417	8,918
Long-term investment	173,104	—
Deferred tax assets	873,024	1,084,330
Other long-term assets	119,742	119,097
Total assets	$8,347,704	$8,003,595
LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable and accrued expenses	$663,892	$713,034
Accrued interest	107,591	114,633
Current portion of deferred revenue	1,864,643	1,832,609
Current maturities of long-term debt	5,160	5,485
Related party current liabilities	2,840	2,840
Total current liabilities	2,644,126	2,668,601
Deferred revenue	180,647	176,319
Long-term debt	6,453,757	5,842,764
Related party long-term liabilities	6,535	7,955
Deferred tax liabilities	6,418	6,418
Other long-term liabilities	97,911	93,553
Total liabilities	9,389,394	8,795,610
Stockholders’ (deficit) equity:
Common stock, par value $0.001; 9,000,000 shares authorized; 4,628,821 and 4,746,047 shares issued; 4,626,078 and 4,740,947 outstanding at June 30, 2017 and December 31, 2016, respectively	4,628	4,745
Accumulated other comprehensive income (loss), net of tax	2,607	(139)
Additional paid-in capital	2,448,057	3,117,666
Treasury stock, at cost; 2,743 and 5,100 shares of common stock at June 30, 2017 and December 31, 2016, respectively	(14,783)	(22,906)
Accumulated deficit	(3,482,199)	(3,891,381)
Total stockholders’ (deficit) equity	(1,041,690)	(792,015)
Total liabilities and stockholders’ (deficit) equity	$8,347,704	$8,003,595

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Six Months Ended June 30,
(in thousands)	2017	2016
Cash flows from operating activities:
Net income	$409,182	$347,405
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	150,223	134,335
Non-cash interest expense, net of amortization of premium	4,231	4,230
Provision for doubtful accounts	27,377	25,707
Amortization of deferred income related to equity method investment	(1,388)	(1,388)
Loss (gain) on unconsolidated entity investments, net	2,183	(8,451)
Dividend received from unconsolidated entity investment	3,606	7,160
Loss on disposal of assets	—	12,912
Share-based payment expense	59,697	47,870
Deferred income taxes	220,415	202,170
Changes in operating assets and liabilities:
Receivables	(38,063)	(16,305)
Inventory	2,492	(3,981)
Related party, net	(5,756)	(2,191)
Prepaid expenses and other current assets	(6,617)	(14,052)
Other long-term assets	5,937	15,081
Accounts payable and accrued expenses	(69,078)	(12,869)
Accrued interest	(7,042)	5,448
Deferred revenue	30,779	49,288
Other long-term liabilities	4,358	1,919
Net cash provided by operating activities	792,536	794,288
Cash flows from investing activities:
Additions to property and equipment	(119,517)	(67,172)
Purchases of restricted and other investments	(7,355)	(3,953)
Acquisition of business, net of cash acquired	(107,488)	—
Investment in convertible preferred stock	(172,500)	—
Loan to related parties	(130,794)	—
Payments to acquire additional ownership in related parties	(130,026)	—
Net cash used in investing activities	(667,680)	(71,125)
Cash flows from financing activities:
Taxes paid in lieu of shares issued for stock-based compensation	(22,595)	(5,379)
Net proceeds (repayments) related to revolving credit facility	610,000	(340,000)
Proceeds from long-term borrowings, net of costs	—	987,294
Principal payments of long-term borrowings	(6,000)	(4,831)
Common stock repurchased and retired	(783,824)	(995,632)
Dividends paid	(93,638)	—
Net cash used in financing activities	(296,057)	(358,548)
Net (decrease) increase in cash and cash equivalents	(171,201)	364,615
Cash and cash equivalents at beginning of period	213,939	111,838
Cash and cash equivalents at end of period	$42,738	$476,453

Key Financial and Operating Performance Metrics
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in our subscriber count or subscriber-based operating metrics.

Set forth below are our subscriber balances as of June 30, 2017 compared to June 30, 2016:

	As of June 30		2017 vs 2016 Change
(in thousands)	2017	2016	Amount	%
Self-pay subscribers	26,675	25,143	1,532	6%
Paid promotional subscribers	5,372	5,503	(131)	(2)%
Ending subscribers (a)	32,048	30,646	1,402	5%
The following table contains our Non-GAAP financial and operating performance measures which are based on our adjusted results of operations for the three and six months ended June 30, 2017 and 2016:

					2017 vs 2016 Change
(in thousands, except per subscriber and per installation amounts)	For the Three Months Ended June 30,		For the Six Months Ended June 30,		Three Months		Six Months
	2017	2016	2017	2016	Amount	%	Amount	%
Self-pay subscribers	466	507	725	855	(41)	(8)%	(130)	(15)%
Paid promotional subscribers	(20)	80	(23)	197	(100)	(125)%	(220)	(112)%
Net additions (a)	445	587	702	1,052	(142)	(24)%	(350)	(33)%
Daily weighted average number of subscribers	31,746	30,329	31,559	30,044	1,417	5%	1,515	5%
Average self-pay monthly churn	1.7%	1.8%	1.8%	1.8%	(0.1)%	(6)%	0%	0%
New vehicle consumer conversion rate	40%	40%	40%	39%	0%	0%	1%	3%

ARPU	$13.22	$12.78	$13.08	$12.72	$0.44	3%	$0.36	3%
SAC, per installation	$31	$32	$30	$33	$(1)	(3)%	$(3)	(9)%
Customer service and billing expenses, per average subscriber	$0.94	$0.97	$0.95	$0.99	$(0.03)	(3)%	$(0.04)	(4)%
Adjusted EBITDA	$521,936	$467,766	$1,023,739	$909,133	$54,170	12%	$114,606	13%
Free cash flow	$416,725	$394,946	$665,664	$723,163	$21,779	6%	$(57,499)	(8)%
Diluted weighted average common shares outstanding (GAAP)	4,735,592	4,988,247	4,759,741	5,049,571	(252,655)	(5)%	(289,830)	(6)%

(a)	Amounts may not sum as a result of rounding.

Glossary

Adjusted EBITDA - EBITDA is defined as net income before interest expense, income tax expense and depreciation and amortization. We adjust EBITDA to exclude the impact of other income as well as certain other charges discussed below. Adjusted EBITDA is one of the primary Non-GAAP financial measures we use to (i) evaluate the performance of our on-going core operating results period over period, (ii) base our internal budgets and (iii) compensate management. Adjusted EBITDA is a Non-GAAP financial measure that excludes (if applicable): (i) certain adjustments as a result of the purchase price accounting for the merger of Sirius and XM, (ii) share-based payment expense and (iii) other significant operating expense (income) that do not relate to the on-going performance of our business. We believe adjusted EBITDA is a useful measure of the underlying trend of our operating performance, which provides useful information about our business apart from the costs associated with our capital structure and purchase price accounting. We believe investors find this Non-GAAP financial measure useful when analyzing our past operating performance with our current performance and comparing our operating performance to the performance of other communications, entertainment and media companies. We believe investors use adjusted EBITDA to estimate our current enterprise value and to make investment decisions. Because of large capital investments in our satellite radio system our results of operations reflect significant charges for depreciation expense. We believe the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of our business. We also believe the exclusion of the legal settlements and reserves related to the historical use of sound recordings and loss on disposal of assets, to the extent they occur during the period, is useful as they are significant expenses not incurred as part of our normal operations for the period.
Adjusted EBITDA has certain limitations in that it does not take into account the impact to our statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the merger of Sirius and XM. We endeavor to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure.  Investors that wish to compare and evaluate our operating results after giving effect for these costs, should refer to net income as disclosed in our unaudited consolidated statements of comprehensive income. Since adjusted EBITDA is a Non-GAAP financial performance measure, our calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2017	2016	2017	2016
Net income:	$202,109	$174,965	$409,182	$347,405
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	1,813	1,813	3,626	3,626
Loss on disposal of assets	—	12,912	—	12,912
Share-based payment expense (1)	30,251	24,177	59,697	47,870
Depreciation and amortization	73,519	66,708	150,223	134,335
Interest expense	82,794	83,396	164,451	161,796
Other expense (income)	11,937	(2,515)	3,074	(13,363)
Income tax expense	119,513	106,310	233,486	214,552
Adjusted EBITDA	$521,936	$467,766	$1,023,739	$909,133

 (1) Allocation of share-based payment expense

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2017	2016	2017	2016
Programming and content	$7,063	$4,057	$13,564	$8,551
Customer service and billing	1,029	819	2,040	1,625
Satellite and transmission	1,084	1,059	2,271	2,075
Sales and marketing	5,802	4,747	11,482	9,559
Engineering, design and development	3,686	2,688	7,240	5,556
General and administrative	11,587	10,807	23,100	20,504
Total share-based payment expense	$30,251	$24,177	$59,697	$47,870

ARPU - is derived from total earned subscriber revenue, advertising revenue and other subscription-related revenue, excluding revenue associated with our connected vehicle services, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. Other subscription-related revenue includes the U.S. Music Royalty Fee.  ARPU is calculated as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands, except per subscriber amounts)	2017	2016	2017	2016
Subscriber revenue, excluding connected vehicle services	$1,090,356	$1,011,422	$2,148,410	$1,996,406
Add: advertising revenue	40,178	33,521	76,194	65,062
Add: other subscription-related revenue	128,179	117,522	252,647	231,593
	$1,258,713	$1,162,465	$2,477,251	$2,293,061
Daily weighted average number of subscribers	31,746	30,329	31,559	30,044
ARPU	$13.22	$12.78	$13.08	$12.72

Average self-pay monthly churn - is defined as the monthly average of self-pay deactivations for the period divided by the average number of self-pay subscribers for the period.

Customer service and billing expenses, per average subscriber - is derived from total customer service and billing expenses, excluding connected vehicle customer service and billing expenses and share-based payment expense, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. We believe the exclusion of share-based payment expense in our calculation of customer service and billing expenses, per average subscriber, is useful as share-based payment expense is not directly related to the operational conditions that give rise to variations in the components of our customer service and billing expenses. Customer service and billing expenses, per average subscriber, is calculated as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands, except per subscriber amounts)	2017	2016	2017	2016
Customer service and billing expenses, excluding connected vehicle services	$90,388	$89,210	$182,508	$180,381
Less: share-based payment expense	(1,029)	(819)	(2,040)	(1,625)
	$89,359	$88,391	$180,468	$178,756
Daily weighted average number of subscribers	31,746	30,329	31,559	30,044
Customer service and billing expenses, per average subscriber	$0.94	$0.97	$0.95	$0.99

Free cash flow - is derived from cash flow provided by operating activities, net of additions to property and equipment, restricted and other investment activity and the return of capital from investment in unconsolidated entity. Free cash flow is a metric that our management and board of directors use to evaluate the cash generated by our operations, net of capital expenditures and other investment activity. In a capital intensive business, with significant investments in satellites, we look at our operating cash flow, net of these investing cash outflows, to determine cash available for future subscriber acquisition and capital expenditures, to repurchase or retire debt, to acquire other companies and to evaluate our ability to return capital to stockholders. We exclude from free cash flow certain items that do not relate to the on-going performance of our business such as cash outflows for acquisitions, strategic investments and loans to related parties. We believe free cash flow is an indicator of the long-term financial stability of our business.  Free cash flow, which is reconciled to “Net cash provided by operating activities,” is a Non-GAAP financial measure.  This measure can be calculated by deducting amounts under the captions “Additions to property and equipment” and deducting or adding Restricted and other investment activity from “Net cash provided by operating activities” from the consolidated statements of cash flows, adjusted for any significant legal settlements. Free cash flow should be used in conjunction with other GAAP financial performance measures and may not be comparable to free cash flow measures presented by other companies.  Free cash flow should be viewed as a supplemental measure rather than an alternative measure of cash flows from operating activities, as determined in accordance with GAAP.  Free cash flow is limited and does not represent remaining cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt maturities. We believe free cash flow provides useful supplemental information to investors regarding our current cash flow, along with other GAAP measures (such as cash flows from operating and investing activities), to determine our financial condition, and to compare our operating performance to other communications, entertainment and media companies. Free cash flow is calculated as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2017	2016	2017	2016
Cash Flow information
Net cash provided by operating activities	$483,211	$432,102	$792,536	$794,288
Net cash used in investing activities	$(607,294)	$(37,156)	$(667,680)	$(71,125)
Net cash used in financing activities	$(63,667)	$(20,445)	$(296,057)	$(358,548)
Free Cash Flow
Net cash provided by operating activities	$483,211	$432,102	$792,536	$794,288
Additions to property and equipment	(66,152)	(37,001)	(119,517)	(67,172)
Purchases of restricted and other investments	(334)	(155)	(7,355)	(3,953)
Free cash flow	$416,725	$394,946	$665,664	$723,163

New vehicle consumer conversion rate - is defined as the percentage of owners and lessees of new vehicles that receive our satellite radio service and convert to become self-paying subscribers after the initial promotion period. At the time satellite radio enabled vehicles are sold or leased, the owners or lessees generally receive trial subscriptions ranging from three to twelve months. We measure conversion rate three months after the period in which the trial service ends. The metric excludes rental and fleet vehicles.

Subscriber acquisition cost, per installation - or SAC, per installation, is derived from subscriber acquisition costs and margins from the sale of radios and accessories (excluding connected vehicle services), divided by the number of satellite radio installations in new vehicles and shipments of aftermarket radios for the period.  SAC, per installation, is calculated as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands, except per installation amounts)	2017	2016	2017	2016
Subscriber acquisition costs	$125,154	$128,956	$252,642	$261,405
Less: margin from sales of radios and accessories, excluding connected vehicle	(20,285)	(18,130)	(43,031)	(35,472)
	$104,869	$110,826	$209,611	$225,933
Installations	3,362	3,476	6,946	6,906
SAC, per installation	$31	$32	$30	$33

###

About SiriusXM

Sirius XM Holdings Inc. (NASDAQ: SIRI) is the world's largest radio company measured by revenue and has approximately 32.0 million subscribers. SiriusXM creates and offers commercial-free music; premier sports talk and live events; comedy; news; exclusive talk and entertainment, and a wide-range of Latin music, sports and talk programming. SiriusXM is available in vehicles from every major car company and on smartphones and other connected devices as well as online at siriusxm.com. SiriusXM radios and accessories are available from retailers nationwide and online at SiriusXM. SiriusXM also provides premium traffic, weather, data and information services for subscribers through SiriusXM Traffic™, SiriusXM Travel Link, NavTraffic®, NavWeather™. SiriusXM delivers weather, data and information services to aircraft and boats through SiriusXM Aviation™ and SiriusXM Marine™. In addition, SiriusXM Music for Business provides commercial-free music to a variety of businesses. SiriusXM holds a minority interest in SiriusXM Canada which has approximately 2.8 million subscribers. SiriusXM is also a leading provider of connected vehicles services, giving customers access to a suite of safety, security, and convenience services including automatic crash notification, stolen vehicle recovery assistance, enhanced roadside assistance and turn-by-turn navigation.

To download SiriusXM logos and artwork, visit http://www.siriusxm.com/LogosAndPhotos.

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements. SiriusXM does not provide a non-GAAP reconciliation for Adjusted EBITDA guidance to Net income or Free cash flow guidance to Net cash provided by operating activities because it does not provide guidance for the reconciling items between adjusted EBITDA to Net income, which includes the provision for income taxes, interest expense and other income, nor does the Company provide guidance for the reconciling items between Free cash flow to Net cash provided by operating activities, which includes additions to property and equipment.  As items that impact Net income and Net cash provided by operating activities are out of the Company’s control and/or cannot be reasonably predicted, the Company is unable to provide such guidance as the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures. Accordingly, a reconciliation to Net income and Net cash provided by operating activities is not available without unreasonable effort.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: our substantial competition, which is likely to increase over time; our ability to attract and retain subscribers, which is uncertain; interference to our service from wireless operations; consumer protection laws and their enforcement; unfavorable outcomes of pending or future litigation; the market for music rights, which is changing and subject to uncertainties; our dependence upon the auto industry; general economic conditions; the security of the personal information about our customers; existing or future government laws and regulations could harm our business; failure of our satellites would significantly damage our business; the interruption or failure of our information technology and communications systems; our failure to realize benefits of acquisitions or other strategic initiatives; rapid technological and industry changes; failure of third parties to perform; our failure to comply with FCC requirements; modifications to our business plan; our indebtedness; our principal stockholder has significant influence over our affairs and over actions requiring stockholder approval and its interests may differ from interests of other holders of our common stock; impairment of our business by third-party intellectual property rights; and changes to our dividend policies which could occur at any time. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2016, which is filed with the Securities and Exchange Commission (the "SEC") and available at the SEC's Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Hooper Stevens
212-901-6718
Hooper.stevens@siriusxm.com

Patrick Reilly
212-901-6646
patrick.reilly@siriusxm.com